Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

PROBARIS TECHNOLOGIES, INC.

and

WIDEPOINT CYBERSECURITY SOLUTIONS CORPORATION

dated as of

April 13, 2017

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 13, 2017, is entered into between PROBARIS TECHNOLOGIES, INC., a Delaware corporation (“Seller”), WIDEPOINT CYBERSECURITY SOLUTIONS CORPORATION, a Virginia corporation (“Buyer”), and, solely for the purposes set forth on the signature page hereto, WIDEPOINT CORPORATION, a Delaware corporation.

RECITALS

WHEREAS, Seller is engaged in the business of selling, maintaining and servicing specialized enterprise identity management software for the federal government market (the “Product Line”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain specified liabilities related to the Product Line, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Philadelphia, PA are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 1, 2016, between Buyer and Seller.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States of America.

“Effective Time” has the meaning set forth in Section 3.01.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, equitable or legal interest, easement, encroachment, restriction regarding use, right of first refusal, any ownership interest, or other similar encumbrance.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

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“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in and necessary for the Product Line.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in and necessary for the Product Line, including the Intellectual Property Registrations set forth on Section 4.07(a) of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)          that individual is actually aware of that fact or matter; or

(b)          a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of Charles Durkin, Adolf Paier, Brian Ross and Benjamin Hollin.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

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“Losses” means losses, damages, liabilities, diminution in value, costs or expenses, including reasonable attorneys’ fees and costs.

“Material Adverse Effect” means any result, effect, event, occurrence, fact, condition or change that has, or could reasonably be expected to have, a materially adverse effect on (a) the business, results of operations, financial condition or assets of the Product Line, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, to the extent resulting from: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Product Line operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Product Line (provided that such event, occurrence, fact, condition or change does not affect the Product Line in a substantially disproportionate manner).

“New Contracts” means any Contracts entered into by Buyer or any of its Affiliates or sublicensees after the Closing that require Probaris ID licenses or licenses for software based on a customized version of Probaris ID (including, but not limited to, Probaris ID Lite) as part of the proposed solution with any of the third parties listed below:

•	General Dynamics Information Technology
•	U.S. Department of the Interior (including all subordinate agencies)
•	U.S. General Services Administration
•	U.S. Department of Commerce (including all subordinate agencies)
•	U.S. Census Bureau
•	U.S. Patent and Trademark Office
•	Rambus, Inc.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)          is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(b)          does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

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“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

”Product Line” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Documentation” means all technical and descriptive materials (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials relating to the Intellectual Property as used in connection with the Product Line as currently conducted.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

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“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“USPTO” has the meaning set forth in Section 2.05.

ARTICLE II
Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, but effective as of the Effective Time, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Effective Time (collectively, the “Purchased Assets”):

(a)          all Contracts (or pending New Contracts) set forth on Section 2.01(a) of the Disclosure Schedules and the Intellectual Property Agreements set forth on Section 4.07(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(b)          all Intellectual Property Assets;

(c)          all goodwill associated with any of the assets described in the foregoing clauses;

(d)          all data and Records related to the operations of the Product Line, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, operating guides and manuals and creative materials;

(e)          the Product Line and all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, domain names and websites (provided that Buyer and Seller shall reasonably cooperate with each other in order to transition domain names and websites to Buyer following Closing in order for Seller to remove information unrelated to the Product Line or otherwise) related to the Product Line; and

(f)          all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

Section 2.02       Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)          all cash and cash equivalents, bank accounts and securities of Seller;

(b)          all Contracts that are not Assigned Contracts;

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(c)          all accounts receivable;

(d)          all Intellectual Property other than the Intellectual Property Assets;

(e)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f)          all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)          all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(h)          all assets, properties and rights used by Seller in its businesses except to the extent necessary for the Product Line;

(i)          Seller’s ownership interest in Privakey, Inc.; and

(j)          the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, on the Closing Date but effective at the Effective Time Buyer shall assume and agree to pay, perform and discharge when due the obligations of Seller arising out of or relating to the Product Line or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)          all liabilities and obligations accruing or arising after the Effective Time under to the Assigned Contracts or New Contracts;

(b)          all liabilities and obligations for (i) Taxes relating to the Product Line, the Purchased Assets or the Assumed Liabilities accruing or arising after the Effective Time and (ii) Taxes for which Buyer is liable pursuant to Section 6.09; and

(c)          the liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Product Line and the Purchased Assets after the Effective Time.

Section 2.04         Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)          any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Product Line and the Purchased Assets prior to the Effective Time (including, but not limited to, Liabilities arising out of or relating to a breach by Seller of any Assigned Contract that occurred prior to the Effective Time);

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(b)          any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)          certain limited performance obligations of Seller arising under or related to the Assigned Contracts, as set forth on Schedule 6.01;

(d)          any liabilities or obligations for (i) Taxes relating to the Product Line, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Effective Time and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 6.09) for any taxable period;

(e)          any Liability under the employee benefit plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(f)          any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(g)          any Liability arising out of any Proceeding commenced after the Effective Time and attributable to any occurrence or event happening prior to the Effective Time;

(h)          any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Law or Permit;

(i)          any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time; and

(j)          any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05         Purchase Price. The aggregate purchase price for the Purchased Assets shall be $400,000 (the “Purchase Price”), plus (i) the assumption of the Assumed Liabilities and (ii) the payment obligations set forth under Section 6.01 hereunder. The Purchase Price is comprised of (a) an amount equal to $300,000 (the “Closing Payment”), which shall be paid by Buyer to Seller on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer and (b) an amount equal to $100,000, which shall be paid by Buyer to Seller within five Business Days after Buyer receives the annual license and software maintenance fees from the United States Patent & Trademark Office (the “USPTO”) in connection with the USPTO’s renewal of that certain Master Software License and Support Agreement, by and between Seller and the USPTO, for licensing, maintenance and services to commence on or around April 2018.

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ARTICLE III
Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m., Eastern Daylight Time, on the date hereof (the “Effective Time”). The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02        Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)          a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)         an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)        assignments of all Intellectual Property Assets and separate assignments of all registered marks, patents and copyrights in the form of Exhibit C executed by Seller;

(iv)        noncompetition agreements in the form of Exhibit D, executed by Charles Durkin, Brian Ross and Benjamin Hollin (the “Noncompetition Agreements”); and

(v)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)          the Closing Payment; and

(ii)         the Assignment and Assumption Agreement duly executed by Buyer.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

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Section 4.01        Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on operations related to the Product Line as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the Product Line makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02        Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Product Line or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 4.04        Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer.

Section 4.05       Title to Purchased Assets. Seller has good, valid and transferable title to all of the Purchased Assets. All the Purchased Assets are free and clear of Encumbrances, except for Permitted Encumbrances.

Section 4.06       Sufficiency of Assets. The Purchased Assets constitute all of the assets (excluding computer hardware and such hardware-related assets) necessary to operate the Product Line in the manner presently operated by Seller.

Section 4.07         Intellectual Property.

(a)          Section 4.07(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements. Except as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)          Except as would not have a Material Adverse Effect: (i) to Seller’s Knowledge, the operations and Intellectual Property related to the Product Line as currently conducted do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets or other Intellectual Property used in connection with the Product Line as currently conducted. Notwithstanding anything to the contrary in this Agreement, this Section 4.07(b) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

(c)          The Purchased Assets, together with rights and licenses validly and effectively established in favor of Seller by the Assigned Contracts, comprise or include all Intellectual Property needed by Buyer to carry on operations related to the Product Line as currently conducted free and clear of Encumbrances, except for Permitted Encumbrances.

(d)          All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Intellectual Property used in connection with Product Line, either (1) have been party to a “work-for-hire” arrangement or agreement with Seller (or its predecessors), in accordance with applicable federal and state law, that has accorded Seller (or its predecessors) full, effective, exclusive, and original ownership of all Intellectual Property thereby arising, or (2) have executed appropriate instruments of assignment in favor of Seller (or its predecessors) as assignee that have conveyed to Seller (or its predecessor) full, effective, exclusive and paid-up ownership of all Intellectual Property thereby arising.

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(e)          Except as provided in the Intellectual Property Agreements, Seller has no obligation to compensate any person or entity for the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of any Intellectual Property used in connection with the Product Line as currently conducted.

(f)          The Intellectual Property used in connection with the Product Line as currently conducted performs in accordance with its published specifications and any other published documentation or user materials corresponding to such Intellectual Property. With respect to current customers of Seller, all reported defects, warranty claims, and reports of “critical errors” are reflected in support logs maintained in the ordinary course of business.

(g)          Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in or combined with the Intellectual Property used in connection with the Product Line as currently conducted and any corresponding Technical Documentation pursuant to the Intellectual Property Agreements. The Intellectual Property used in connection with the Product Line as currently conducted do not contain derivative works or collective works derived from or containing any programming or materials that are not owned in their entirety by Seller and included in the Intellectual property Assets, except for third-party programming and materials validly licensed to Seller pursuant to the Intellectual Property Agreements.

(h)          None of the Intellectual Property used in connection with the Product Line as currently conducted is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License).

(i)          To Seller’s Knowledge, there has been no material violation of any Seller trade secret protection program by any person or entity.

(j)          Except for the source code escrow agreements included within the Intellectual Property Agreements, the source code relating to the Intellectual Property used in connection with the Product Line as currently conducted (i) has at all times been maintained in confidence, and (ii) has been disclosed by Seller only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties to Seller.

(k)          To Seller’s Knowledge, Intellectual Property used in connection with the Product Line as currently conducted does not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of such Intellectual Property or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(l)          Seller has delivered to Buyer true, complete and current copies of any privacy policies that Seller has established for the operation of the Product Line as currently conducted and Seller’s customers. Seller is in compliance with its privacy policies, as well as any other privacy requirements imposed on Seller or the operation of the Product Line by governmental authorities.

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Section 4.08         Legal Proceedings; Governmental Orders.

(a)          There are no material actions, suits, claims, investigations or other Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Product Line, the Purchased Assets or the Assumed Liabilities.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Product Line or the Purchased Assets which would have a Material Adverse Effect.

Section 4.09        Compliance With Laws; Permits.

(a)          Seller is in compliance with all Laws applicable to the Product Line or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)          All Permits required for Seller to conduct the operations related to the Product Line as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)          None of the representations and warranties in Section 4.09 shall be deemed to relate to tax matters (which are governed by Section 4.10).

Section 4.10        Taxes.

(a)          Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Product Line required to be filed by Seller and has paid all Taxes shown thereon as owing or otherwise required to be paid. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. To Seller’s Knowledge, no claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.11       Compliance. Seller has not received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or any violation of Law or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit or any violation of Law.

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Section 4.12       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.13       Compliance with the Foreign Corrupt Practices Act. Seller and its Representatives have not, to obtain or retain business related to the Product Line, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year), to:

(a)          any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned);

(b)          any political party or official thereof;

(c)          any candidate for political or political party office; or

(d)          any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

Section 4.14       No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Product Line and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Product Line, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01        Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Virginia.

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Section 5.02       Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05        Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

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Section 5.06        Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07        Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08        Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Product Line and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Product Line, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
Covenants

Section 6.01       Software License Payments; Integration Service Payments; Maintenance and Service Delivery Costs. Buyer and Seller acknowledge and agree that beginning on the Closing Date and ending on the date that occurs on the fifth anniversary of the Closing Date:

(a)          the software license fees received by Buyer or any of its Affiliates from the respective counterparties to the Assigned Contracts or the New Contracts pursuant to such Assigned Contracts or New Contracts or any sublicense fees received by Buyer or any of its Affiliates relating to the Product Line shall be allocated between Buyer and Seller in accordance with Schedule 6.01;

(b)          the maintenance fees and service delivery costs provided for under the Assigned Contracts or New Contracts shall be borne by Buyer and Seller in accordance with Schedule 6.01.

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With respect to (i) license fees that become due and payable by Buyer to Seller pursuant to Section 6.01(a), such amounts shall be paid by Buyer to Seller within 10 Business Days after Buyer’s receipt of such funds, (ii) integration service fees that become due and payable by Buyer to Seller pursuant to Section 6.01(a), such amounts shall be paid by Buyer to Seller within five Business Days after Buyer’s receipt of such funds and (iii) maintenance and service delivery costs that become due and payable by Buyer to Seller pursuant to Section 6.01(b), such amounts shall be paid by Buyer to Seller within five Business Days, in each case by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer. With respect to Buyer’s obligations under this Section 6.01, Buyer shall act in good faith and will not take, and will not cause to be taken, any actions the purpose or intent of which are to avoid or circumvent any payment obligations to Seller hereunder.

Section 6.02        Assistance in Proceedings. Seller will reasonably cooperate with Buyer and its counsel in the contest or defense of, and will provide reasonable access to its personnel and access to its books and Records (during normal business hours, in a manner not to unreasonably interrupt the business of Seller) in connection with, any Proceeding involving or relating to (a) the Product Line or (b) any action, activity, conduct, event, fact, failure to act, incident, occurrence, practice, status or transaction on or before the Closing Date involving the Product Line. Buyer will reimburse Seller for any out-of-pocket costs reasonably incurred by Seller in connection with compliance with this Section 6.02.

Section 6.03         Noncompetition, Nonsolicitation and Nondisparagement.

(a)           Noncompetition. For a period of two (2) years after the Closing Date, Seller shall not, anywhere in world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of selling, maintaining and/or servicing specialized enterprise identity management software (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(b)          Nonsolicitation. For a period of two (2) years after the Closing Date, neither Seller nor Buyer shall, directly or indirectly:

(i)          cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the other party to cease doing business with such other party, to deal with any competitor of such other party or in any way interfere with its relationship with such other party;

(ii)         cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the other party on the Closing Date or within the year preceding the Closing Date to cease doing business with such other party, to deal with any competitor of such other party or in any way interfere in any material respect with its relationship with such other party; or

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(iii)        hire, retain or attempt to hire or retain any employee or independent contractor of the other party or in any way interfere with the relationship between such other party and any of its employees or independent contractors.

(c)          Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.03(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.03 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.03 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

Section 6.04        Customer and Other Business Relationships. For a period of two (2) years after the Closing, Seller will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Product Line to be operated by Buyer after the Closing, including relationships with regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or directors shall take any action that would reasonably be expected to materially diminish the value of the Purchased Assets or the Product Line after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 6.05        Record Keeping; Audit.

(a)          Until all payments that Seller is entitled to pursuant to this Agreement have been made, Buyer shall provide to Seller, beginning with the date that is the first calendar quarter after the Closing Date, and for each quarter thereafter, statements detailing all revenue collected by Buyer under the Assigned Contracts and the New Contracts. Such statements shall be delivered to Seller within 15 Business Days after the conclusion of each calendar quarter, and shall detail the amounts owed by Buyer to Seller pursuant to Section 6.01(a) and Section 6.01(b).

(b)          For a minimum of five years after the Closing Date, Buyer shall maintain complete and accurate books and records with respect to all revenue received in connection with each Assigned Contract and New Contract. Seller shall have the right to audit or examine such books and records of Buyer up to two times per calendar year (unless an audit reveals an error, in which case there shall be no limits on audit rights) upon reasonable notice to Buyer. Such audit shall occur at Buyer’s facilities during Buyer’s normal business hours and be conducted in a manner that does not unreasonably interfere with Buyer’s business operations. Upon discovery of an underpayment of the amounts owed by Buyer to Seller pursuant to Section 6.01, Buyer shall immediately pay the amount of such underpayment to Seller, plus interest from the date such amount was due to Seller until actually paid. Such interest shall accrue at a rate of 12% per annum until all amounts owed by Buyer to Seller pursuant to Section 6.01 are paid and current.

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Section 6.06       Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect (including, without limitation, Section 7 of the Confidentiality Agreement) and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.

Section 6.07       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08       Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.09       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the party on which such Taxes and/or fees are levied (and the other party shall cooperate with respect thereto as necessary).

Section 6.10       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.11       Assumption of Certain Obligations by Successors. If (a) Buyer or any of its Affiliates shall sell any of the Purchased Assets during the five (5) year period commencing on the Closing Date or (b) Buyer shall merge with or into another entity during the five (5) year period commencing on the Closing Date, then in each case Buyer shall (i) provide notice to Seller of such transaction following closing thereof, and (ii) cause the purchaser of such Purchased Assets or the surviving entity of such merger, as applicable, to assume the obligations of Buyer under Sections 6.01 and 6.05 of this Agreement to the extent applicable.

ARTICLE VII
Indemnification

Section 7.01        Survival.

(a)          All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the sale of the Purchased Assets.

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(b)          Notwithstanding the foregoing, absent fraud, a claim for indemnification for breach of a representation or warranty must be made within one year after the Closing Date (unless such claim arises out of Sections 4.02, 4.05, 4.10 or 4.12 (Sections 4.02, 4.05, 4.10 and 4.12, collectively, the “Fundamental Representations”), in which case such claim must be made within two years after the Closing Date) provided that any claims for breach of a representation and warranty asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party within one year (or two years, as applicable) following the Closing Date shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02        Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)          any Excluded Asset or any Excluded Liability.

Section 7.03      Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 7.04        Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)          The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, exceeds $20,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

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(b)          Except as provided in Section 7.04(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed $150,000.

(c)          Notwithstanding Section 7.04(b), the aggregate amount of Losses for which Seller shall be liable pursuant to Section 7.02(a) for matters arising out of, with respect to or by reason of any inaccuracy in or breach of any of a Fundamental Representation shall not exceed the aggregate amount of the Purchase Price actually paid to Seller.

(d)          Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any (i) punitive damages unless awarded to a third party or (ii) incidental, consequential or indirect damages, unless such damages are reasonably foreseeable as a result of the breach.

(f)          Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.05        Indemnification Procedures.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)        Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)         Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 7.06        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07         Exclusive Remedies. Subject to Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.11.

ARTICLE VIII
Miscellaneous

Section 8.01         Expenses. Except as otherwise expressly provided herein (including Section 6.09 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

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If to Seller:	Probaris Technologies, Inc. 1880 John F. Kennedy Boulevard, Suite 1909 Philadelphia, PA 19103 Facsimile: (215) 238-0577 E-mail: cdurkin@probaris.com Attention: Charles Durkin, Chief Executive Officer
with copies to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Facsimile: (215) 963-5001 E-mail: stephen.jannetta@morganlewis.com Attention: Stephen A. Jannetta
and

Adolf A. Paier c/o Novus Corporation 375 E. Elm Street, Suite 200 Conshohocken, PA 19428 Facsimile: (610) 964-3630 E-mail: aapaier1@gmail.com
If to Buyer:

WidePoint Corporation

7926 Jones Branch, Suite 520

McLean, Virginia 22102

Facsimile: 443-782-0096

E-mail: jmccubbin@widepoint.com and jnyweide@widepoint.com

Attention: Chief Executive Officer and Chief Financial Officer

with a copy to:	Foley & Lardner LLP One Independent Drive – Suite 1300 Jacksonville, FL 32202 Facsimile: (904) 359-8700 E-mail: jwolfel@foley.com Attention: John J. Wolfel

Section 8.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 8.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08      No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 8.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

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Section 8.11        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

PROBARIS TECHNOLOGIES, INC.

By:	/s/ Charles J. Durkin
Name: Charles J. Durkin
Title: Chief Executive Officer

BUYER:

WIDEPOINT CYBERSECURITY
SOLUTIONS CORPORATION

By:	/s/ James McCubbin
Name:	James McCubbin
Title:	Authorized Signatory

Solely for purposes of guaranteeing Buyer’s payment obligations set forth in this Agreement:

WIDEPOINT CORPORATION

By:	/s/ James McCubbin
Name:	James McCubbin
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

Exhibit A

Bill of Sale

See attached.

Exhibit B

Assignment and Assumption Agreement

See attached.

Exhibit C

Assignment of Intellectual Property Agreement

See attached.

Exhibit D

Noncompetition Agreements

See attached.